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                                                                  EXHIBIT 23.2

                        Consent of KPMG Peat Marwick


The Board of Directors
Public Service Company of New Mexico:

We consent to incorporation by reference in the registration statement (No. 33-65418) on Form S-8 of Public Service Company of New Mexico of our report dated March 11, 1993, relating to the consolidated balance sheet and statement of capitalization of Public Service Company of New Mexico and subsidiaries as of December 31, 1992, and the related consolidated statements of earnings
(loss), retained earnings (deficit), and cash flows and related schedules for each of the years in the two-year period ended December 31, 1992, which report appears in the December 31, 1993 annual report on Form 10-K of Public Service Company of New Mexico. Our report dated March 11, 1993, included an explanatory paragraph that described the uncertainties related to the valuation of, and the continued regulatory recovery of costs related to, the Company's interest in the Palo Verde Nuclear Generating Station as discussed in note 2 to those statements. Additionally, our report refers to the fact that the Company changed its method of accounting for unbilled revenue in 1992.



March 7, 1994                                       KPMG Peat Marwick
Albuquerque, NM